Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company of
New York and Contract Owners of JNLNY Separate Account II:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company of New York dated March 21, 2014 and on the financial statements of each investment division within JNLNY Separate Account II dated March 7, 2014, included herein and to the reference to our firm as "Experts" in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of JNLNY Separate Account II.

KPMG LLP

Chicago, Illinois
April 21, 2014